FOR IMMEDIATE RELEASE	EXHIBIT 99.1

February 8, 2011

THE WALT DISNEY COMPANY REPORTS

FIRST QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its first fiscal quarter ended January 1, 2011. Diluted earnings per share (EPS) for the quarter were $0.68 compared to $0.44 in the prior-year quarter driven by growth at Media Networks, Studio Entertainment, Parks and Resorts and Consumer Products.

“We had an excellent first quarter, driven by strong creative content and our unique ability to leverage great entertainment across the many platforms, businesses and markets in which we operate,” said Robert A. Iger, President and CEO. “With net income up 54%, it’s a great start to a new fiscal year.”

The following table summarizes the first quarter results for fiscal 2011 and 2010 (in millions, except per share amounts):

	Quarter Ended
	Jan. 1, 2011	Jan. 2, 2010	Change
Revenues	$10,716	$9,739	10%
Segment operating income (1)	$2,208	$1,575	40%
Net income (2)	$1,302	$844	54%
Diluted EPS (2)	$0.68	$0.44	55%
Cash provided by operations	$1,119	$915	22%
Free cash flow (1)	$(94)	$608	nm

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests

EPS for the current quarter included $75 million of gains on sales of businesses, primarily Miramax, which are reported in Other Income in the Consolidated Statement of Income, and $12 million of restructuring and impairment charges. As discussed below, the tax effect of these items essentially offset the pretax benefit of $63 million and as a result, these items collectively had no impact on EPS. The prior-year quarter included restructuring and impairment charges and a gain on the sale of an investment in a television service in Europe, which together had a net adverse impact of $0.03 on EPS. Excluding these items,

EPS for the quarter increased 45% to $0.68 compared to $0.47 in the prior-year quarter.

SEGMENT RESULTS

The following table summarizes first quarter segment operating results for fiscal 2011 and 2010 (in millions).

	Quarter Ended		Change
	Jan. 1, 2011	Jan. 2, 2010
Revenues:
Media Networks	$4,645	$4,175	11%
Parks and Resorts	2,868	2,662	8%
Studio Entertainment	1,932	1,935	—%
Consumer Products	922	746	24%
Interactive Media	349	221	58%

	$10,716	$9,739	10%

Segment operating income (loss):
Media Networks	$1,066	$724	47%
Parks and Resorts	468	375	25%
Studio Entertainment	375	243	54%
Consumer Products	312	243	28%
Interactive Media	(13)	(10)	(30)%

	$2,208	$1,575	40%

Media Networks

Media Networks revenues for the quarter increased 11% to $4.6 billion and segment operating income increased 47% to $1.1 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended		Change
	Jan. 1, 2011	Jan. 2, 2010
Revenues:
Cable Networks	$3,068	$2,654	16%
Broadcasting	1,577	1,521	4%

	$4,645	$4,175	11%

Segment operating income:
Cable Networks	$771	$544	42%
Broadcasting	295	180	64%

	$1,066	$724	47%

Cable Networks

Operating income at Cable Networks increased $227 million to $771 million for the quarter due to growth at ESPN and the Disney Channels and higher equity income. The increase at ESPN reflected higher advertising and affiliate revenue, partially offset by higher programming costs. Advertising revenue growth was primarily due to higher rates and sold inventory while higher affiliate revenue was due to contractual rate increases. Higher programming and production costs were driven by the addition of college football Bowl Championship Series games, including a shift of the Rose Bowl from the ABC Television Network, and contractual increases for NFL programming. Higher operating income at the Disney Channels was due to increased affiliate and advertising revenue. Affiliate revenue growth reflected contractual rate increases domestically and subscriber growth internationally. Higher advertising revenue was driven by improved rates internationally. Increased equity income reflected higher affiliate and advertising revenue and lower programming and restructuring costs at A&E/Lifetime.

Broadcasting

Operating income at Broadcasting increased $115 million to $295 million driven by higher advertising revenue at the owned television stations, lower sports programming costs at the ABC Television Network due to the shift of the Rose Bowl to ESPN, lower news and daytime production costs and higher net affiliate fees. Advertising revenues at the ABC Television Network decreased slightly as the impact of lower ratings and the shift of the Rose Bowl to ESPN were largely offset by higher advertising rates.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 8% to $2.9 billion and segment operating income increased 25% to $468 million. Results for the quarter reflected increases at our domestic and international parks and resorts, partially offset by a decrease at Disney Cruise Line.

Higher operating income at our domestic parks and resorts was driven by increased guest spending, attendance, and hotel occupancy partially offset by increased costs. The guest spending increase was primarily due to higher average ticket prices and increased food and beverage and merchandise spending. Increased costs reflected labor cost inflation and higher pension and healthcare costs.

Results at our international parks and resorts reflected increased guest spending, hotel occupancy and attendance. Increased guest spending was driven by higher food and beverage spending and average daily hotel room rates.

The decrease at Disney Cruise Line was driven by increased operating costs in connection with the January launch of the Disney Dream and the impact of scheduled dry-dock maintenance.

Studio Entertainment

Studio Entertainment revenues for the quarter were essentially flat at $1.9 billion and segment operating income increased 54% to $375 million. Higher operating income was primarily due to an increase in worldwide home entertainment and lower film cost write-downs.

The increase in worldwide home entertainment was primarily due to lower distribution and marketing expenses resulting from cost reduction initiatives and higher unit sales in international markets. The increase in unit sales reflected the strong performance of Toy Story 3 in the current quarter compared to Up in the prior-year quarter which had been released in fewer international markets.

Consumer Products

Consumer Products revenues for the quarter increased 24% to $922 million and segment operating income increased 28% to $312 million.

The increase in segment operating income was primarily due to higher licensing revenue, driven by the strength of Toy Story and the inclusion of Marvel, and comparable store sales growth and improved margins at the Disney Store North America. Improved margins at the Disney Store North America reflected benefits from a new global purchasing strategy and improved product offerings.

Interactive Media

Interactive Media revenues for the quarter increased 58% to $349 million and segment operating results decreased by $3 million to a loss of $13 million as higher sales of console games were more than offset by the inclusion of results for Playdom in the current quarter, which reflected the impact of acquisition accounting.

Higher console game sales reflected the strong performance of Epic Mickey and Toy Story 3 compared to the prior-year quarter, which included Sing It Pop Hits and Tinker Bell and the Lost Treasure.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expenses increased from $72 million to $112 million driven by the timing of expenses and higher compensation related costs.

Restructuring and Impairment Charges and Other Income

The Company recorded $12 million of restructuring and impairment charges in the current quarter and gains on the sale of Miramax and BASS totaling $75 million. The table below shows the pretax and after tax impact of these items.

	Benefit/(Expense)
	Pretax	Tax Effect	After Tax
Restructuring and impairment charges	$(12)	$31	$19
Gains on sales of businesses	75	(107)	(32)

	$63	$(76)	$(13)

Restructuring and impairment charges include an impairment related to assets that had tax basis significantly in excess of the book value resulting in a $31 million tax benefit on the restructuring and impairment charges. Our book value of Miramax included allocated goodwill totaling $217 million which is not tax deductible. Accordingly, the taxable gain on the sales of businesses exceeded the $75 million book gain resulting in the tax expense of $107 million.

In the prior year quarter, the Company recorded restructuring and impairment charges totaling $105 million and a gain on the sale of an investment in a television service in Europe of $27 million. The charges primarily related to organizational and cost structure initiatives at our Media Networks and Studio Entertainment segments including actions taken in connection with a change in Studio segment leadership. Restructuring charges of $66 million were primarily severance and related costs while impairment charges of $39 million consisted of write-offs of capitalized costs related to abandoned film projects.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	Jan. 1, 2011	Jan. 2, 2010
Interest expense	$(100)	$(118)
Interest and investment income	5	15

Net interest expense	$(95)	$(103)

The decrease in interest expense for the quarter was primarily due to higher capitalized interest driven by higher capital spending. The decrease in interest and investment income reflected write downs of investments in the current quarter.

Income Taxes

The effective income tax rate for the quarter decreased to 35.4% from 36.2% in the prior-year quarter driven by benefits from the favorable resolution of certain income tax matters and from an increase in the domestic production deduction rate, partially offset by the net tax impact of the impairment charges and sale of businesses discussed above.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended		Change
	Jan. 1, 2011	Jan. 2, 2010
Cash provided by operations	$1,119	$915	$204
Investments in parks, resorts and other property	(1,213)	(307)	(906)

Free cash flow (1)	$(94)	$608	$(702)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

The increase in cash provided by operations was primarily due to higher operating cash receipts driven by the timing of receivable collections at our Media Networks and Consumer Products businesses and higher revenues at Parks and Resorts, partially offset by higher cash payments at Corporate and our Media Networks, Parks and Resorts and Consumer Products businesses. The increase in cash payments at Corporate and our Media Networks businesses was driven by the timing of accounts payable disbursements. The increase in cash payments at Parks and Resorts was driven by higher volumes, while the increase in cash payments at Consumer Products was driven by the operations of the Disney Store Japan and Marvel which were acquired subsequent to the prior-year quarter.

The increase in capital expenditures was primarily due to the final payment on our new cruise ship, the Disney Dream.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Quarter Ended
	Jan. 1, 2011	Jan. 2, 2010
Media Networks
Cable Networks	$12	$11
Broadcasting	21	11

Total Media Networks	33	22

Parks and Resorts
Domestic	1,012	193
International	76	36

Total Parks and Resorts	1,088	229

Studio Entertainment	24	15
Consumer Products	13	13
Interactive Media	4	4
Corporate	51	24

Total investments in parks, resorts and other property	$1,213	$307

Depreciation expense by segment was as follows (in millions):

	Quarter Ended
	Jan. 1, 2011	Jan. 2, 2010
Media Networks
Cable Networks	$31	$31
Broadcasting	24	23

Total Media Networks	55	54

Parks and Resorts
Domestic	206	211
International	79	88

Total Parks and Resorts	285	299

Studio Entertainment	17	14
Consumer Products	12	6
Interactive Media	5	7
Corporate	38	31

Total depreciation expense	$412	$411

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Jan. 1, 2011	Oct. 2, 2010	Change
Current portion of borrowings	$2,822	$2,350	$472
Long-term borrowings	9,933	10,130	(197)

Total borrowings	12,755	12,480	275
Less: cash and cash equivalents	(3,039)	(2,722)	(317)

Net borrowings (1)	$9,716	$9,758	$(42)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,431 million and $2,586 million attributable to Euro Disney and Hong Kong Disneyland as of January 1, 2011 and October 2, 2010, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $590 million and $657 million as of January 1, 2011 and October 2, 2010, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended
	Jan. 1, 2011	Jan. 2, 2010	Change
Diluted EPS attributable to Disney as reported	$0.68	$0.44	55%
Exclude:
Restructuring and impairment charges	(0.01)	0.03	nm
Other income (1)	0.02	(0.01)	nm

Diluted EPS attributable to Disney excluding certain items (2)	$0.68	$0.47	45%

(1)

Other income for the current quarter consists of gains on the sales of Miramax and BASS. Other income for the prior-year quarter consists of a gain on the sale of an investment in a television service in Europe.

(2)	Diluted EPS attributable to Disney excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended
	Jan. 1, 2011	Jan. 2, 2010
Segment operating income	$2,208	$1,575
Corporate and unallocated shared expenses	(112)	(72)
Restructuring and impairment charges	(12)	(105)
Other income	75	27
Net interest expense	(95)	(103)

Income before income taxes	2,064	1,322
Income taxes	(730)	(478)

Net income	$1,334	$844

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, February 8, 2011, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 15, 2011 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 2, 2010 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended
	Jan. 1, 2011	Jan. 2, 2010

Revenues	$10,716	$9,739

Costs and expenses	(8,776)	(8,325)

Restructuring and impairment charges	(12)	(105)

Other income	75	27

Net interest expense	(95)	(103)

Equity in the income of investees	156	89

Income before income taxes	2,064	1,322

Income taxes	(730)	(478)

Net income	1,334	844

Less: Net income attributable to noncontrolling interests	(32)	—

Net income attributable to The Walt Disney Company (Disney)	$1,302	$844

Earnings per share attributable to Disney:
Diluted	$0.68	$0.44

Basic	$0.69	$0.45

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,927	1,903

Basic	1,891	1,867

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	Jan. 1, 2011	Oct. 2, 2010
ASSETS
Current assets
Cash and cash equivalents	$3,039	$2,722
Receivables	7,028	5,784
Inventories	1,416	1,442
Television costs	833	678
Deferred income taxes	1,052	1,018
Other current assets	626	581

Total current assets	13,994	12,225

Film and television costs	4,636	4,773
Investments	2,491	2,513
Parks, resorts and other property, at cost
Attractions, buildings and equipment	32,966	32,875
Accumulated depreciation	(18,601)	(18,373)

	14,365	14,502
Projects in progress	3,001	2,180
Land	1,120	1,124

Total parks, resorts and other property, at cost	18,486	17,806

Intangible assets, net	5,193	5,081
Goodwill	24,121	24,100
Other assets	2,029	2,708

	$70,950	$69,206

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$7,118	$6,109
Current portion of borrowings	2,822	2,350
Unearned royalties and other advances	2,807	2,541

Total current liabilities	12,747	11,000

Borrowings	9,933	10,130
Deferred income taxes	2,577	2,630
Other long-term liabilities	5,954	6,104
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 4.6 billion shares, Issued – 2.7 billion shares	29,271	28,736
Retained earnings	34,873	34,327
Accumulated other comprehensive loss	(1,887)	(1,881)

	62,257	61,182

Treasury stock, at cost, 825.3 million shares at January 1, 2011 and 803.1 million shares at October 2, 2010	(24,460)	(23,663)

Total Disney Shareholders’ equity	37,797	37,519
Noncontrolling interests	1,942	1,823

Total equity	39,739	39,342

	$70,950	$69,206

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Quarter Ended
	Jan. 1, 2011	Jan. 2, 2010
OPERATING ACTIVITIES
Net income	$1,334	$844
Depreciation and amortization	447	423
Gains on dispositions	(75)	(27)
Deferred income taxes	(61)	(6)
Equity in the income of investees	(156)	(89)
Cash distributions received from equity investees	170	92
Net change in film and television costs	94	36
Equity-based compensation	128	135
Impairment charges	12	39
Other	84	(70)
Changes in operating assets and liabilities:
Receivables	(1,313)	(1,100)
Inventories	13	87
Other assets	58	102
Accounts payable and other accrued liabilities	(290)	56
Income taxes	674	393

Cash provided by operations	1,119	915

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,213)	(307)
Proceeds from dispositions	556	37
Acquisitions	(163)	(2,254)
Other	(61)	(16)

Cash used in investing activities	(881)	(2,540)

FINANCING ACTIVITIES
Commercial paper borrowings, net	496	1,297
Reduction of borrowings	(42)	(79)
Repurchases of common stock	(797)	(25)
Exercises of stock options and other	442	233

Cash provided by financing activities	99	1,426

Impact of exchange rates on cash and cash equivalents	(20)	(14)

Increase / (decrease) in cash and cash equivalents	317	(213)
Cash and cash equivalents, beginning of period	2,722	3,417

Cash and cash equivalents, end of period	$3,039	$3,204